EXHIBIT 3.1
Filed by Citizens & Northern Corporation
Commission File No.: 000-16084
     Current Article FIFTH of the Articles of Incorporation of Citizens & Northern Corporation shall be deleted in its entirety and replaced by a new Article FIFTH which shall read in its entirety as follows:
     FIFTH. Capital Stock. The total number of shares of all classes of the capital stock that the Corporation has the authority to issue is 20,030,000, of which 20,000,000 shall be common stock, $1.00 par value per share, and 30,000 shall be preferred stock, $1,000.00 par value per share. The shares may be issued by the Corporation from time to time as authorized by the board of directors without the approval of the stockholders except as otherwise provided in this Article FIFTH or to the extent that such approval is required by governing law, rule or regulation. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value per share. Neither promissory notes nor further services shall constitute payment or part payment for the issuance of shares of the Corporation. The consideration for the shares shall be cash, tangible or intangible property (to the extent direct investment in such property would be permitted), labor or services actually performed for the Corporation or any combination of the foregoing, In the absence of actual fraud in the transaction, the value of such property, labor, or services, as determined by the board of directors of the Corporation, shall be conclusive. Upon payment of such consideration, such shares shall be deemed to be fully paid and non-assessable. In the case of a stock dividend, the part of the surplus of the Corporation that is transferred to stated capital upon the issuance of shares as a share dividend shall be deemed to be the consideration for their issuance.
     Nothing contained in this Article FIFTH (or in any supplementary sections hereto) shall entitle the holders of any class of a series of capital stock to vote as a separate class or a series or to more than one vote per share; provided, that this restriction on voting separately by class or series shall not apply: (i) to any provision that would authorize the holders of preferred stock, voting as a class or series, to elect some members of the board of directors, less than a majority thereof, in the event of default in the payment of dividends on any class or series of preferred stock, (ii) to any provision that would require the holders of preferred stock, voting as a class or series, to approve the merger or consolidation of the Corporation with another corporation or the sale, lease, or conveyance (other than by mortgage or pledge) of properties or business in exchange for securities of a corporation other than the Corporation if the preferred stock is exchanged for securities of such other corporation; (iii) to any amendment that would adversely change the specific terms of any class or series of capital stock as set forth in this Article FIFTH (or in any supplementary sections hereto), including any amendment that would create or enlarge any class or series ranking prior thereto in rights and preferences. An amendment that increases the number of authorized shares of any class or series of capital stock, or substitutes the surviving Corporation in a merger or consolidation for the Corporation, shall not be considered to be such an adverse change.

     A description of the different classes and series of the Corporation’s capital stock and a statement of the designations, and the relative rights, preferences and limitations of the shares of each class of and series of capital stock are as follows:
     A. Common Stock. Except as provided in this Article FIFTH (or in any supplementary sections hereto) the holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holder.
     Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and of sinking fund, retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith as to the dividends, out of any assets legally available for the payment of dividends.
     In the event of any liquidation, dissolution, or winding up of the Corporation, the holders of the common stock (and the holders of any class or series of stock entitled to participate with the common stock in the distribution of assets) shall be entitled to receive, in cash or in kind, the assets of the Corporation available for distribution remaining after: (i) payment or provision for payment of the Corporation’s debts and liabilities; (ii) distributions or provision for distributions in settlement of its liquidation account; and (iii) distributions or provision for distributions to holders of any class or series of stock having preference over the common stock in the liquidation, dissolution, or winding up of the Corporation. Each share of common stock shall have the same relative rights as and be identical in all respects with all other shares of common stock.
     B. Preferred Stock. The board of directors is hereby authorized from time to time to provide by resolution for the issuance of shares of preferred stock for purposes of permitting the Corporation to participate in the TARP Capital Purchase Program (the “Program”) instituted by the United States Department of Treasury pursuant to the Emergency Economic Stabilization Act of 2008. Such preferred shares shall have only such voting rights, preferences, limitations and special rights, if any, as are necessary to enable the Corporation to participate in the Program, and shall be fixed by resolution of the board of directors.
     Prior to the issuance of any preferred shares, a certificate, setting forth a copy of the resolution or resolutions of the board of directors, fixing and determining the rights and preferences thereof, shall be filed with the Commonwealth of Pennsylvania Department of State (“Department of State”) in the manner prescribed by the laws of the Commonwealth of Pennsylvania.